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                        Report of Independent Accountants


To the Shareholder and Board of Trustees of the SA Funds,

In our opinion, the accompanying statements of assets and liabilities and statements of operations present fairly, in all material respects, the financial position of the SA Fixed Income Fund , SA U.S. Market Fund, SA U.S. HBtM Fund, SA U.S. Small Company Fund, SA International HBtM Fund, SA International Small Company Fund (the "SA Funds") at July 7, 1999, and the results of their operations for the period then ended, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Fund's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these financial statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers LLP
San Francisco, Ca
July 7, 1999